EXHIBIT 99.1

OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK,
REPORTS RECORD NET INCOME AND TOTAL ASSETS FOR 2005

Highlights Include:

• Full-year Net Income of $6,058,000, up 35%
• 9% Asset Growth during the past Twelve Months
• 30% Increase in year-over-year Net Interest Income
• Successful Cost Containment efforts hold expense growth to 4%
• Cash Dividends paid in 2005 Increased 20%

Byron Center, MI, January 20, 2006 - - OAK Financial Corporation (OKFC), a West Michigan based bank holding company reports fourth quarter and record full-year results. “I am very pleased to report record net income of $6.1 million and record total assets of $591 million at December 31, 2005,” said Patrick K. Gill, president and CEO. “These records are very satisfying and reflect the extraordinary effort of our team.” Gill continued.

Net income for 2005 was $6,058,000, up 35 percent from the $4,504,000 reported in 2004. Excluding the reversal from the allowance for loan losses in 2004, net income increased approximately 60 percent. Basic and diluted earnings per share for the full year amounted to $2.71, an increase of 35 percent over the $2.01 reported in 2004. The significant rise in net income was the result of the increase in net interest income and tight control over operating expenses.

Net income in the fourth quarter was $1,735,000, down 5 percent from the fourth quarter of 2004, when $1.1 million was reversed from the allowance for loan losses. Excluding the allowance for loan loss reversal during 2004, net income in the fourth quarter of 2005 increased 58 percent over the fourth quarter of 2004. Basic and diluted earnings per share each equaled $0.78 per share in the fourth quarter of 2005.

Net interest income improved significantly in the fourth quarter of 2005. On a linked quarter basis, net interest income increased $339,000, or 6 percent, compared to the third quarter of 2005 and improved $1,413,000, or 32 percent, compared to the fourth quarter of 2004. The bank’s net interest margin has improved significantly as short-term interest rates have increased from the historically low levels of eighteen months ago. In the fourth quarter of 2005, the net interest margin was 4.26% compared to 3.62% in the fourth quarter of 2004, up 64 basis points.

Total non-interest income, excluding gains or loss on sale of securities, increased $107,000 or 8 percent, from $1,278,000 in the fourth quarter of 2004 to $1,385,000 in the fourth quarter of 2005. The increase was largely a result of higher service charges on deposit accounts, which increased approximately 11 percent for the quarter.

Total operating expenses in the fourth quarter of 2005 increased approximately 9 percent compared to the fourth quarter of 2004. The higher level of operating expense in the fourth quarter included the opening of the Wayland Office, incentive compensation expense and staff additions. Total operating expenses for 2005 were held to a modest increase of 4 percent. The cost containment efforts of the past several years and decline in health care costs contributed to the low rate of expense growth.

Total assets increased $51 million, or 9 percent, from $540 million at December 31, 2004 to a record $591 million at December 31, 2005. For the year, total loans outstanding increased by $45 million or 11 percent. During 2005, total deposits increased $72 million or 17 percent, which included the transfer of approximately $30 million of funds from the bank’s repurchase product. The Company continues to be well capitalized, with an equity-to-asset ratio of 10.3% at December 31, 2005, compared to 10.6% at December 31, 2004.

Management believes that asset quality continues to be in excellent shape. Non-performing assets to total loans was .40% at December 31, 2005, compared to .37% at December 31, 2004. Net charge-offs as a percent of average loans was .04% for 2005 compared to .12% during 2004. Both the non-performing asset and net charge-off percentages compare very favorably to other Michigan banks.

OAK Financial Corporation is a single bank holding company, which provides traditional banking services and products through thirteen banking offices serving thirteen communities in Kent, Ottawa and Allegan counties in western Michigan. The Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Insurance products, such as property and casualty, life, disability and long-term care insurance, are provided through the Byron Insurance Agency subsidiary. For information regarding stock transactions, please contact Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

For more information, please contact:
Patrick K. Gill, President & CEO at (616) 662-3113, or James A. Luyk, Executive Vice President COO & CFO at (616) 662-3124 OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data) ASSETS	December 31, 2005 (Unaudited)	December 31, 2004

Cash and due from banks	$12,943	$9,967
Federal funds sold	-	-

Cash and cash equivalents	12,943	9,967

Available-for-sale securities	102,563	99,773

Loans held for sale	598	2,719

Total loans	453,879	408,867
Allowance for loan losses	(7,160)	(6,846)

Net Loans	446,719	402,021

Accrued interest receivable	3,153	2,306
Premises and equipment, net	14,717	13,742
Restricted investments	3,119	3,073
Other assets	7,273	6,737

Total assets	$591,085	$540,338

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$68,445	$56,859
Interest bearing	419,452	359,278

Total deposits	487,897	416,137

Securities sold under agreements to repurchase	796	30,463
Federal funds purchased	6,050	7,900
FHLB Advances	27,800	22,800
Other borrowed funds	3,569	2,387
Other liabilities	4,378	3,298

Total liabilities	530,490	482,985

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,234,536 shares issued and outstanding	2,235	2,035
Additional paid-in capital	14,957	6,001
Retained earnings	43,926	48,750
Accumulated other comprehensive income	(523)	567

Total stockholders' equity	60,595	57,353

Total liabilities and stockholders' equity	$591,085	$540,338

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)	Three and Twelve Months ended December 31, 2005 and 2004
	Three Months		Twelve Months

	2005	2004	2005	2004

Interest Income
Interest and fees on loans	$7,960	$5,716	$28,110	$21,280
Available-for-sale securities	1,026	803	3,771	3,269
Restricted investments	36	36	149	148
Other	1	-	22	37

Total interest income	9,023	6,555	32,052	24,734

Interest expense
Deposits	2,645	1,658	8,943	6,453
Borrowed funds	554	417	1,886	1,718
Securities sold under agreements to repurchase	3	72	55	327

Total interest expense	3,202	2,147	10,884	8,498

Net interest income	5,821	4,408	21,168	16,236

Provision for loan losses	120	(1,100)	480	(1,100)

Net interest income after provision for loan losses	5,701	5,508	20,688	17,336

Non-interest income
Service charges on deposit accounts	683	613	2,540	2,432
Mortgage banking	258	246	1,052	1,228
Net gain on sales of available for sale securities .	-	49	(4)	282
Insurance premiums and brokerage fees	279	279	1,323	1,390
Other	165	140	568	535

Total non-interest income	1,385	1,327	5,479	5,867

Non-interest expenses
Salaries	2,436	1,840	8,524	8,184
Employee benefits	347	392	1,687	2,015
Occupancy (net)	349	332	1,399	1,305
Furniture and fixtures	218	312	963	1,130
Other	1,269	1,350	5,058	4,312

Total non-interest expenses	4,619	4,226	17,631	16,946

Income before federal income taxes	2,467	2,609	8,536	6,257

Federal income taxes	732	788	2,478	1,753

Net income	$1,735	$1,821	$6,058	$4,504

Income per common share: *
Basic	$0.78	$0.81	$2.71	$2.01
Diluted	$0.78	$0.81	$2.71	$2.01

        * Per share data has been adjusted to reflect a 10% stock dividend on May 31, 2005.

OAK Financial Corporation
Consolidated Financial Highlights
(Unaudited)

(Dollars in thousands except per share data)	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005	1st Qtr 2005	4th Qtr 2004

Earnings
Net interest income	$5,821	$5,482	$5,079	$4,786	$4,408
Provision for loan losses	$120	$120	$120	$120	$(1,100)
Non-interest income	$1,385	$1,444	$1,350	$1,300	$1,327
Non-interest expense	$4,619	$4,429	$4,344	$4,239	$4,226
Net income	$1,735	$1,675	$1,410	$1,238	$1,821
Basic earnings per share*	$0.78	$0.75	$0.63	$0.55	$0.81
Diluted earnings per share*	$0.78	$0.75	$0.63	$0.55	$0.81
Average shares outstanding*	2,235	2,237	2,238	2,238	2,238

Performance Ratios
Return on average assets	1.18%	1.17%	1.01%	0.91%	1.37%
Return on average equity	11.44%	11.18%	9.68%	8.69%	12.77%
Net interest margin (tax-equivalent)	4.26%	4.12%	3.95%	3.84%	3.62%
Efficiency ratio	62.9%	62.6%	66.1%	68.0%	72.0%
Full-time equivalent employees	192	187	182	184	191
Ending equity to ending assets	10.25%	10.10%	10.43%	10.37%	10.61%
Book value per share*	$27.12	$26.76	$26.38	$25.69	$25.63

Asset Quality
Net loans charged-off	$43	$75	$64	$(16)	$108
Net charge-offs to total average loans (annualized)	0.04%	0.07%	0.06%	(0.02%)	0.11%
Nonperforming Assets	$1,801	$1,474	$1,237	$2,426	$1,495
Allowance for loan losses to total loans	1.58%	1.59%	1.62%	1.64%	1.67%
Nonperforming Assets to total loans	0.40%	0.33%	0.28%	0.57%	0.37%

(Dollars in thousands except per share data)	YTD 12/31/05	YTD 12/31/04

Earnings
Net interest income	$21,168	$16,236
Provision for loan losses	$480	$(1,100)
Non-interest income	$5,479	$5,736
Non-interest expense	$17,631	$16,815
Net income	$6,058	$4,504
Basic earnings per share*	$2.71	$2.01
Diluted earnings per share*	$2.71	$2.01
Average shares outstanding*	2,237	2,238

Performance Ratios
Return on average assets	1.07%	0.87%
Return on average equity	10.28%	8.05%
Net interest margin (tax-equivalent)	4.04%	3.42%
Efficiency ratio	64.8%	75.8%

Asset Quality
Net loans charged-off	$166	$444
Net charge-offs to total average loans (annualized)	0.04%	0.12%

* Per share data has been adjusted to reflect the 10% stock dividend on May 31, 2005.